EXHIBIT 5.0

                                                      October 17, 1997



Hasbro, Inc.
1027 Newport Avenue
Pawtucket, Rhode Island 02861


	I am Senior Vice President--Corporate Legal Affairs and Secretary of Hasbro, Inc., a Rhode Island corporation (the "Company"). In connection with the issuance and sale from time to time by the Company of up to 6,000,000 shares of common stock, par value $.50 per share, of the Company (the "Common Stock") pursuant to the Company's Employee Non-Qualified Stock Plan (the "Stock Plan") and an indeterminate number of interests in deferred compensation accounts under the Company's Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan" and together with the Stock Plan, the "Plans"), I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-8 relating to an aggregate of 6,000,000 shares of Common Stock and an indeterminate number of interests in Deferred Compensation Plan accounts (the "Registration Statement"), (ii) the Plans, as approved by the Compensation and Stock Option Committee of the Board of Directors and the Board of Directors of the Company,
(iii) the Articles of Incorporation, as amended, and By-laws, as amended, of the Company, (iv) resolutions of the Compensation and Stock Option Committee of the Board of Directors and the Board of Directors of the Company relating to the proposed issuance and registration of an aggregate of 6,000,000 shares of Common Stock and interests in Deferred Compensation Plan accounts, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

	This opinion is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

	I am admitted to the Bar of the State of New York and the following opinion is limited to the laws of that State, the Rhode
Island Business Corporation Act and the laws of the United States of America to the extent applicable hereto.

	Based upon the foregoing, I am of the opinion that:

	(1)	The 6,000,000 shares of Common Stock reserved for issuance
pursuant to the Stock Plan as of the date hereof (prior to any adjustment for subsequent events pursuant to the Stock Plan) have been duly authorized and, when so issued in accordance with the terms of the Stock Plan, will be validly issued, fully paid and non-assessable;
and

	(2)	The obligations of the Company under the Deferred
Compensation Plan are binding obligations of the Company.

	I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.0 to the Registration Statement. I also consent to be named in the Registration Statement under the heading "Interests of Named Experts and Counsel", however I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

						Very truly yours,


                              /s/ Phillip H. Waldoks
                              ----------------------
                              Phillip H. Waldoks
                              Senior Vice President--
                              Corporate Legal Affairs
                              and Secretary